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                                                                    Exhibit 99.1

                          NOTICE OF PARTIAL REDEMPTION
                     $30,000,000 Aggregate Principal Amount
                               of the Outstanding
                         10 1/8% Senior Notes due 2009
                             PARKER DRILLING COMPANY
                                CUSIP No. 701081

     NOTICE IS HEREBY GIVEN pursuant to Section 3.03 of the Indenture, dated as of May 2, 2002, among Parker Drilling Company, a Delaware corporation (the "Company"), the subsidiaries of the Company named therein as guarantors and JPMorgan Chase Bank, National Association, as Trustee, as supplemented and amended by the First Supplemental Indenture, dated as of May 2, 2002, the Second Supplemental Indenture, dated as of February 1, 2003, the Third Supplemental Indenture, dated as of October 7, 2003, and the Fourth Supplemental Indenture, dated as of October 10, 2003 (together, the "Indenture"), that the Company has elected to redeem on July 16, 2005 (the "Redemption Date") $30,000,000 aggregate principal amount of its outstanding 10 1/8% Senior Notes due 2009 (the "Notes"). The Notes to be redeemed will be selected in accordance with the applicable procedures of The Depository Trust Company for partial redemptions. The Notes are being called for redemption pursuant to Section 3.07 of the Indenture and Paragraph 5 of the Notes.

     $30,000,000 aggregate principal amount of the Notes outstanding on the Redemption Date (the "Redeemed Notes") will be redeemed at the redemption price of 105.0625% of the principal amount of the Notes (the "Redemption Price"), or $1,050.625 per $1,000 principal amount of Notes. In addition, holders of Redeemed Notes will receive accrued and unpaid interest thereon from May 15, 2005 up to but not including the Redemption Date. Copies of this Notice of Redemption are being mailed by JPMorgan Chase Bank, National Association, as the paying agent (the "Paying Agent"), directly to holders of record of the Notes as such holders appear in the securities register maintained by the Company.

     Unless the Company defaults in making the redemption payment, on and after the Redemption Date, the Redeemed Notes will no longer be deemed to be outstanding, interest on the Redeemed Notes will cease to accrue and all other rights with respect to the Redeemed Notes will cease and terminate, except only the right of the holders thereof to receive the Redemption Price, without interest, upon surrender of the Redeemed Notes to the Paying Agent.

     Under United States federal income tax law, the Paying Agent is required to withhold 28% of the principal amount of your holdings redeemed unless it is provided with your social security number or federal employer identification number, properly certified.

     Redeemed Notes must be surrendered to the Paying Agent to collect the Redemption Price. To receive the Redemption Price, certificates representing the Redeemed Notes must be surrendered to the Paying Agent at the following address:

By Mail:                                     By Express Delivery:
--------                                     ----------------------
JPMorgan Chase Bank, National Association    JPMorgan Chase Bank, National
Institutional Trust Services                 Association
P. O. Box 2320                               Institutional Trust Services
Dallas, Texas  75221-2320                    2001 Bryan Street, 10th Floor
                                             Dallas, TX 75201

                                             JPMorgan Chase Bank, National
                                             Association, as Trustee
Dated:  June 16, 2005                        (800) 275-2048 (toll-free)